EXHIBIT 10.17


Summary of Guaranty Agreement by and between Shenzhen Branch, Industrial Bank and Shenzhen High-Tech Investment Service Co. ("Shenzhen High-Tech") dated as of March 10, 2004.

         Shenzhen High-Tech signed a guaranty on March 10, 2004 in relation to the Loan Agreement as summarized in Exhibit 10.16. According to the guaranty, the guarantor undertakes to assume the liability of Shenzhen BAK Battery Co., Ltd., subject to the maximum security amount of RMB 20,000,000 Yuan.